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                            INVENTORY PURCHASE AGREEMENT

          This INVENTORY PURCHASE AGREEMENT (this "AGREEMENT"), dated as of December 8, 1998, is by and between Hauser, Inc., a Colorado corporation (the "COMPANY"), and Zuellig Group N.A., Inc., a Delaware corporation ("ZGNA").


                                 R E C I T A L S :


          WHEREAS, the Company desires to sell to ZGNA and ZGNA desires to purchase from the Company certain inventory upon the terms and conditions set forth herein.

          WHEREAS, ZGNA, the Company and certain other parties are parties to an Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of the date hereof.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, ZGNA and the Company hereby agree as follows:

          SECTION 1. SALE OF INVENTORY. Subject to the terms and conditions set forth in this Agreement and in reliance upon the Company's and ZGNA's representations set forth below, on the date hereof, the Company shall sell to ZGNA, and ZGNA shall purchase from the Company, the raw material, work-in-process or finished goods inventory further described on Schedule I hereto (the "INVENTORY") for $3 million (the "PURCHASE PRICE") in cash by wire transfer to an account of the Company designated by the Company. The Company shall deposit the Purchase Price into its account at Norwest Bank N.A. and any withdrawals from such account shall be made only to make payments consistent with Section 5(a) hereof.

          SECTION 2.  ADDITIONAL PURCHASES BY ZGNA.

          (a) So long as the Company shall not have breached its representations and obligations hereunder and the Merger Agreement shall not have been terminated, including without limitation, its obligations under
Section 5(a), the Company shall have the right, but not the obligation, to require ZGNA to purchase from time to time an additional $3 million of raw material inventory, substantially similar to the Inventory, or finished product inventory acceptable to ZGNA in its reasonable discretion (the "ADDITIONAL INVENTORY"). The Additional Inventory shall be purchased by ZGNA from the Company from time to time upon written notice from the Company to ZGNA, which written notice shall be provided not less than five (5) business


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days nor more than 30 business days from the date of purchase (the
"NOTICE"). Each Notice shall (i) set forth the date on which the purchase is to occur (the "PURCHASE DATE") and the quantities for the Additional Inventory and (b) contain a certification of the Company's Chief Financial Officer to the effect that the representations and warranties contained herein are true and correct in all material respects and that the Company has complied in all material respects with its obligations hereunder, including without limitation Section 5(a). The prices for the Additional Inventory shall be the lower of cost to the Company or the market price.

          (b)  Notwithstanding the foregoing, the first Purchase Date under
Section 2(a) shall not be prior to January 1, 1999, and in no event shall ZGNA be obligated to purchase more than $1,000,000 of Additional Inventory in any 30-day period.

          SECTION 3. PAYMENT. Payment for all Inventory sold hereunder shall be made on the date hereof and for all Additional Inventory shall be made on the relevant Purchase Date.

          SECTION 4. DELIVERY. (a) All Inventory and Additional Inventory purchased hereunder shall be held by the Company, on ZGNA's behalf, at such warehouses as the Company shall reasonably determine. In the event the Merger Agreement is terminated, the Company shall, at the Company's election, either repurchase all or a portion of the Inventory and the Additional Inventory within 45 days of such termination or within 45 days of such termination deliver all Inventory and Additional Inventory sold hereunder to such warehouses or plants in the United States as ZGNA shall request in writing. The cost of shipment (including insurance), duties and fees, if any, shall be borne by the Company. In no event shall the Company charge or assess ZGNA for any costs or expenses associated with the storage of any Inventory or Additional Inventory purchased hereunder.

          (b) The Company shall use commercially reasonable efforts to protect the Inventory and Additional Inventory purchased hereunder. For purposes of this clause, "commercially reasonable efforts" shall mean the same efforts the Company uses to protect inventory owned or used by it.

          (c) The Company shall segregate all Inventory and Additional Inventory purchased hereunder in order to avoid commingling with inventory owned by the Company. The Company will secure the Inventory (other than work-in-process inventory) and Additional Inventory purchased hereunder in a separate and locked room with the keys to such room delivered to ZGNA or, if such a separate room is not reasonably available, in a chain linked fenced area or other similarly secure area with signage to the effect that such inventory is owned by ZGNA and is being held by the Company on ZGNA's behalf.

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          (d)  The Company will not make any representation to any person to the effect that it owns or has any right, title or interest in and to the Inventory or the Additional Inventory (other than the repurchase rights set forth in Section 5(c) hereof). Without limiting the generality of the foregoing, no Inventory or Additional Inventory shall be included in any "borrowing base" or similar certificate delivered to any lender to the Company. All Inventory and Additional Inventory purchased hereunder shall be delivered by the Company free and clear of all security interests, encumbrances or liens ("Liens"), including any Liens of The First National Bank of Boston.

          (e) The Company shall, at its sole cost and expense, promptly convert all work-in-process inventory included within the Inventory to finished goods inventory. Promptly following such conversion, such finished goods inventory shall be secured as provided in Section 4(c) hereof.

          SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES.

          (a) USE OF PROCEEDS. The proceeds from the sale of the Inventory and Additional Inventory shall be used by the Company only in accordance with the five month cash flow projections attached hereto as Schedule II. In the event the Company breaches this Section 5(a), ZGNA shall not be obligated to purchase any Additional Inventory nor shall it be obligated to sell any Inventory or Additional Inventory pursuant to Section 5(c).

          (b) FURTHER ASSURANCES. Each party covenants and agrees that it will do, execute and deliver, will cause to be done, executed and delivered, all such further acts, transfers, assignments, conveyances, and assurances requested by the other party, from time to time, for the better assuring, conveying and confirming unto the purchaser or repurchaser, as the case may be, of the entire right, title and interest of the seller in the Inventory and Additional Inventory purchased or repurchased hereunder.

          (c) RESALE OF INVENTORY. At any time and from time to time, the Company may require ZGNA to sell to the Company all or a portion of the Inventory or the Additional Inventory (the "REPURCHASED ASSETS") at the same price at which ZGNA purchased such portion of the Inventory or the Additional Inventory. Following such purchase of the Repurchased Assets by the Company, it may require ZGNA to purchase raw material inventory or finished product inventory acceptable to ZGNA in its reasonable discretion substantially similar to the Inventory and Additional Inventory and having an equivalent value to the Repurchased Assets.

          (d) REPURCHASE BY THE COMPANY. At the closing of the Merger Agreement, the Company shall have the right, but shall not be obligated, to repurchase all of the Inventory and Additional

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Inventory, if any, at the prices at which ZGNA purchased such Inventory and Additional Inventory. In the event the Merger Agreement is terminated, if the Company does not repurchase the Inventory and Additional Inventory as provided in Section 4, ZGNA shall retain all Inventory and Additional Inventory purchased hereunder which the Company has not repurchased, free and clear of any claims in favor of the Company.

          (e) SALES TAX. The parties will execute, deliver and file such tax certificates as appropriate to avoid the imposition of sales or similar taxes on the purchases and repurchases hereunder.

          SECTION 6. RISK OF LOSS. Risk of loss for all Inventory and Additional Inventory sold hereunder shall pass from the Company to ZGNA, in the case of Inventory, on the date hereof, and in the case of Additional Inventory, on the relevant Purchase Date.

          SECTION 7. WARRANTY OF THE COMPANY. The Company warrants to ZGNA that the Inventory and Additional Inventory purchased hereunder will be free from manufacturing defects. THE COMPANY MAKES NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, COVERING THE INVENTORY AND ADDITIONAL INVENTORY AND DISCLAIMS THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR USE OR PURPOSE. The Company shall be liable for defective Inventory or Additional Inventory, but the Company's liability for such defective Inventory or Additional Inventory shall be limited to, at the election of the Company, either return of the purchase price of such Inventory or Additional Inventory or substitution of conforming inventory, plus reimbursement of freight costs, if any. The foregoing constitutes the exclusive remedy against the Company and the entire liability of the Company in connection with defective Inventory or Additional Inventory. In no event shall the Company be liable for any incidental or consequential damages.

          SECTION 8. BUSINESS FORMS. Purchase orders, releases, purchase acknowledgments, bills of lading and other routine documents which may be used by the parties in the course of transactions hereunder shall be used for convenience only and to the extent inconsistent herewith the terms and provisions of this Agreement shall control and not be amended or otherwise modified by such documents.

          SECTION 9. FORCE MAJEURE. Neither the Company nor ZGNA shall be liable to the other for any loss or damage caused by its failure to perform its obligations under this Agreement as a result of acts of God, strikes, labor troubles or other industrial disturbances, accidents, declared or undeclared war, insurrections or riots, embargoes or blockades, governmental restrictions or any other cause beyond the control of the parties. The Company and ZGNA shall consult promptly and in good

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faith with the object of minimizing the adverse effects of such event.

          SECTION 10. REPRESENTATIONS AND WARRANTIES OF ZGNA. ZGNA hereby represents and warrants to the Company as follows:

          (a) CORPORATE AUTHORITY. ZGNA has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ZGNA, and no other corporate proceedings on the part of ZGNA are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by ZGNA.

          (b) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not or will not, and the consummation by ZGNA of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or
(B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin ZGNA's performance under this Agreement in any material respect.

          (c) OWNERSHIP BY ZGNA. ZGNA will on the relevant date of repurchase by the Company own all of the Inventory and Additional Inventory to be conveyed hereunder, free and clear of all Liens, except for such Liens which existed at the time of acquisition of the Inventory or Additional Inventory by ZGNA or such Liens resulting from the Company's action or inaction, and will, upon the Company's request, defend its title to the assets to be conveyed hereunder against all claims and demands of all persons, corporations, partnerships or other entities at any time claiming the same or an interest therein and any federal, state or local taxing authorities including sales and transfer tax agencies of any jurisdiction, except for such claims arising from Liens existing at the time of acquisition of the Inventory or Additional Inventory by ZGNA or such Liens resulting from the Company's action or inaction.

          SECTION 11. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to ZGNA as follows:

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          (a)  CORPORATE AUTHORITY.  The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by the Company.

          (b) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not or will not, and the consummation by the Company of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or
(B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin the Company's performance under this Agreement in any material respect.

          (c) OWNERSHIP BY THE COMPANY. The Company owns or will on the relevant Purchase Date own all of the Inventory and Additional Inventory to be conveyed hereunder, free and clear of all Liens, and will, upon ZGNA's request, defend its title to the assets to be conveyed hereunder against all claims and demands of all persons, corporations, partnerships or other entities at any time claiming the same or an interest therein and any federal, state or local taxing authorities including sales and transfer tax agencies of any jurisdiction.

           (d) LITIGATION. There are no pending suits or actions (legal or administrative) or governmental inquiry or investigation pending or, to the best knowledge of the Company, threatened to which the Company is a party or to which the Inventory or the Additional Inventory is bound which if resolved adversely may affect the status of the Company's title to the Inventory or the Additional Inventory or have an adverse effect on the ability of the Company to perform its obligations hereunder.

          SECTION 12.  MISCELLANEOUS.

           (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of

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Colorado applicable to contracts made and to be performed entirely within such State.

          (b) PARAGRAPH AND SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

          (c)  NOTICES.

          (i) All communications under this Agreement shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

          (1) if to ZGNA, at 2550 El Presidio Street, Long Beach, California 90810-1193 (facsimile: (310) 637-3644), marked for attention of President, or at such other address as ZGNA may have furnished the Company in writing (with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019-6099, Attention: Harvey L. Sperry, Esq. (facsimile: 212-728-8111), or at such other address it may have furnished the Company in writing), or

          (2) if to the Company, at 5555 Airport Boulevard, Boulder, Colorado 80301 (facsimile: (303) 441-5802), marked for the attention of Dean Stull, or at such other address as the Company may have furnished Investor in writing (with a copy to Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado 80302, Attention: Laurie Glasscock, Esq. (facsimile: 303-449-5426) or at such other address as it may have furnished in writing to the Investor and the Escrow Agent), or

          (ii) Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if delivered by courier, on the first Business Day following the date of the delivery to the courier; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

           (d) EXPENSES AND TAXES. Whether or not the Closing shall have occurred, each party shall pay its own fees and expenses incurred in connection with the transactions contemplated hereby.

           (e) SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

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           (f)  ENTIRE AGREEMENT; AMENDMENT AND WAIVER.  This Agreement and the
agreements attached as Exhibits hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and ZGNA. No course of dealing between the Company and ZGNA nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of either party hereto.

           (g) SEVERABILITY. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

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           (h)  COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                                        HAUSER, INC.


                                        By: /s/ Dean P. Stull
                                           ----------------------------
                                        Name: Dean P. Stull
                                        Title: CEO




                                        ZUELLIG GROUP N.A., INC.


                                        By: /s/ Volker Wypyszyk
                                           ----------------------------
                                        Name: Volker Wypyszyk
                                        Title: President


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